VIZACOM

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  FOR MORE INFORMATION CONTACT:
  WENDY BOST
  wbost@vizacom.com
  201-928-1001 x 12


  FOR IMMEDIATE RELEASE


               VIZACOM INC. ACQUIRES RENAISSANCE MULTIMEDIA TO ADD
                INTERNET SITE DEVELOPMENT SERVICES TO E-COMMERCE
                                SERVICES BUSINESS

                CLIENTS INCLUDE ADP BORKERAGE, SOBE BEVERAGE, AND
                               PHILLIPS-VAN HEUSEN

  TEANECK, NEW JERSEY - FEBRUARY 16, 2000 - VIZACOM INC. (NASDAQ: VIZY) today announced that it has acquired Renaissance Multimedia, a privately-held, NYC-based digital design and communications company, to add Web site design, online branding initiatives, and interactive multimedia services as additional offerings to its business-to-business and business- to-consumer e-commerce services business. The company was acquired in a common stock and cash transaction. Andrew Edwards will remain President and Creative Director of Renaissance Multimedia, and will become a Vice President of Vizacom, under a long-term employment contract.

  "This acquisition completes a very important step in the development of our e-services business," said Marc E. Jaffe, Chairman of the Board of Vizacom. "We can now add an exceptional Internet design and development competency to the range of Web-enabled call center, marketing, warehousing and fulfillment services we have begun to provide to Internet businesses as a turnkey solution."

  Renaissance Multimedia, whose clients include Phillips-Van Heusen, SoBe Beverage, ADP Brokerage and First Alert Professional Securities System, has been cited by industry leaders

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  for both its  outstanding  work and  potential  for  growth.  ChannelSeven.com recently  identified  the company for its Spotlight Top 100, which is given to
  "exceptional  interactive  ad  agencies,  Web  developers,   and  Internet  PR
  agencies". Additionally, Deloitte & Touche named the company one of the top 50 fastest growing technology companies in New York City. Renaissance Multimedia is the primary sponsor of "Silicon Alley Breakfast Club," a live panel discussion and networking conference that brings hundreds of technology industry luminaries together each month in New York City.

  "Renaissance Multimedia brings several, competitive advantages to Vizacom's e-commerce services business," said Mark E. Leininger, President and CEO of Vizacom Inc. "We believe that the company's exceptional service commitment as well as the quality of its services-- particularly graphic design and multimedia development--are highly marketable competencies. Equally important is the company's list of numerous, long standing corporate clients and presence in NYC's Silicon Alley, which forms a large pool of established contacts that we may approach to offer Vizacom's additional, e-commerce services."

  "We look forward to playing our role in Vizacom's unique and innovative vision to providing e-services," said Andrew Edwards, President and founder of Renaissance Multimedia. "We are also pleased that the acquisition will allow our management team to continue to operate independently to provide our stable of services as standalone offerings. This freedom will permit Renaissance's unique talents and culture to continue to flourish, while providing us with new opportunities to add significant value to our existing capabilities."

  ABOUT VIZACOM INC.
  Traditionally an international direct marketer and publisher of the award-winning Harvard Graphics(R) and Serif(TM) software product lines, Vizacom Inc. (www.vizacom.com) has taken several steps in recent months to become a provider of multi-national, business-to-business and business-to-consumer e-commerce services. The Company currently provides marketing, warehousing and fulfillment services, and expects to begin providing multi-lingual Web-enabled call center services in the near future through its telemarketing and fulfillment centers in New Hampshire, US, Nottingham, UK, and Aachen, Germany. The acquisition of Renaissance Multimedia and the intended acquisition of Junction 15, a London based digital design company, is intended to add Internet site design and related services as part of a turnkey e-commerce solution. Vizacom also operates VisualCities.com (www.visualcities.com), a consumer Internet commerce network that provides a targeted online resource to the multi-billion dollar visual communications software and hardware market.

  ABOUT RENAISSANCE MULTIMEDIA
  Renaissance Multimedia (www.rcac.com) specializes in providing Internet and multimedia strategy, design and technology e-commerce solutions to leaders of the financial, consumer, publishing and professional services industries. Recent projects include the creation and technical development of a robust branding and community-building site for beverage retailer Sobe Beverage, and a corporate Web site and two major brand initiatives for Phillips-Van Heusen, corporate parent of the well-known Izod and Van Heusen apparel brand names. As


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  part of a joint venture,  Renaissance  Multimedia  recently opened Tokyo-based
  Renaissance Japan, Inc., to enter Japan's burgeoning market for Internet development services. Founded in 1993, Renaissance Multimedia is headquartered in NYC's Silicon Alley.

  SAFE HARBOR STATEMENT
  Except for historical information, the matters set forth herein which are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's products and services, the extent that the Company's direct marketing operations achieve satisfactory response rates, the ability of the Company to obtain sufficient supplies of marketable products and services, the competitive environment within the Company's industries, the Company's ability to raise additional capital, the Company's ability to develop, acquire or license marketable products, services and successful businesses, the success of the Company's expansion into Internet service offerings and other Internet programs such as Web site design, Web-enabled customer service, systems integration and other e-commerce services, the extent that the Company is able to generate e-commerce revenues from, build membership in, and implement technological enhancements to, its VisualCities.com Internet commerce network, and the Company's ability to integrate the operations of its businesses. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.

  TRADEMARKS
  The Harvard Graphics product line is a group of products having no connection with Harvard University.





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